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                                                  EXHIBIT 7.I



                           PROMISSORY NOTE


April 16, 1996                                         $500,000

     FOR VALUE RECEIVED, the undersigned promises to pay to the order of RFF Family Partnership, L.P., a California limited partnership ("Lender"), at 11575 Dona Dorotea, Studio City, California 91604, or at such other address as the holder of this Note shall from time to time designate, the principal sum of Five Hundred Thousand Dollars ($500,000), together with the interest thereon until paid in full at the rate of twelve percent (12%) per annum.

     All unpaid principal and accrued interest shall be due and payable on September 24, 1996. Any unpaid principal and interest not paid when due shall bear interest thereon until paid in full at the rate of fifteen percent (15%) per annum.

     Each payment shall be credited first to interest, if any then due, and the remainder to principal. Principal and interest shall be payable in lawful money of the United States of America. The undersigned shall have the right to prepay this Note.

     This Note is secured by that certain Pledge Agreement (the "Pledge Agreement"), of even date, by the undersigned in favor of Lender.

     Upon the default in the payment or performance of any of the terms hereof or the occurrence of any Event of Default under the Pledge Agreement, all unpaid principal and accrued interest shall become immediately due and payable without demand.

     The undersigned agrees to pay all costs and expenses (including without limitation attorneys' fees) incurred by the holder of this Note in connection with or related to this Note or the enforcement thereof, whether or not suit be brought. IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS NOTE, IN WHICH ANY HOLDER OF THIS NOTE IS AN ADVERSE PARTY, THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY. the undersigned hereby further waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demand in connection with the delivery, acceptance, performance, default, or enforcement of this Note. To the fullest extent permitted by law, the undersigned waives the statute of limitations in any action brought by the holder in connection with this Note.

     No failure to exercise, and no delay in exercising, any right, power or remedy hereunder or under any document delivered to the holder hereof shall impair any right, power or remedy which the holder may have. The rights and
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remedies of the holder hereof are cumulative and not exclusive of any rights or remedies which the holder would otherwise have.

     No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in writing signed by the holder of this Note and the undersigned, and then only to the extent therein specifically set forth.

     If this note is signed by more than one person, all obligations, covenants and waivers herein are the joint and several obligations, covenants and waivers of each of the undersigned.

     If any one of the provisions of this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California. the undersigned hereby: (i) agrees that all actions or proceedings relating directly or indirectly hereto shall be litigated in courts located within the State of California, and that, at the option of the holder, the exclusive venue therefor shall be Los Angeles County; (ii) consents to the jurisdiction and venue of any such court and consents to the service of process in any such action or proceeding by personal delivery, by certified or registered mail directed to the undersigned at the address set forth below, or by any other method permitted by law; and (iii) waives any and all rights the undersigned may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

                                   ROAMER ONE HOLDINGS, INC.,
                                   a Delaware corporation

                                   By:  /s/ Steven L. Wasserman
                                      --------------------------
                                        Its:  Secretary

                                   Address:  c/o Kohrman Jackson & Krantz
                                    1375 East Ninth Street
                                    One Cleveland Center - 20th Floor
                                    Cleveland, Ohio  44114